FOR IMMEDIATE RELEASE

NEXMED REPORTS 2004 FINANCIAL RESULTS

Robbinsville, NJ, March 16, 2005—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its proprietary NexACT® transdermal drug delivery technology, today announced 2004 financial results. For the year ended December 31, 2004, the Company recorded revenue of $359,369 compared to $110,743 for the same period in 2003. The 2004 revenues were mostly received from research and development agreements. For the year ended 2004, the net loss applicable to common stock was $17,023,648 or $0.39 per share, as compared to $20,351,410 or $0.60 per share for year ended 2003. The decrease in net loss applicable to common stock is primarily attributable to the increase in revenues, the decrease in interest expense in 2004 and a deemed dividend related to the beneficial conversion feature of the Company’s preferred stock issued in 2003. As of December 31, 2004, the Company had cash, cash equivalents, marketable securities and short-term investments of approximately $9.13 million as compared to $10.98 million at December 31, 2003. The Company’s Form 10K for the year ended December 31, 2004 contains a going concern qualification from its independent auditors.

Product Pipeline Update

Alprox-TD for erectile dysfunction: The Company has entered into contract negotiations with a potential licensing partner for the U.S. market. In July 2004, the Company entered into a partnering agreement with Schering AG which covered 75 countries outside of the U.S.

NM100060 for onychomycosis (nail fungus): The Company is conducting its U.S. Phase 1 study, which is designed to assess the safety and pharmacokinetics of the product in 45 patients. The Company is engaged in partnering discussions for the U.S and/or worldwide right to co-develop and market this product.

Femprox for female sexual arousal disorder: The Company is completing its 400-patient study in China. The double-blind, placebo-controlled, randomized study is designed to test the efficacy and safety of the product. Top line results are anticipated during the April-May 2005 timeframe.

Conference Call
NexMed management will host a conference call today, March 16, 2005 at 10:30a.m. EST, during which management will review 2004 financial results, and expected regulatory progress in 2005. The Company intends to file its Form 10-K for year ended December 31, 2004 on the same day. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8064, and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 143199 are both required for playback. The conference call will also be Webcast live at http://www.vcall.com/EventPage.asp?ID=91043.

About NexMed, Inc.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address large unmet medical needs. Its lead NexACT® product under development is the Alprox-TD® cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to enter into partnering agreements or raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

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Contacts:
Media:	Investor Relations:
Deborah Carty	Wendy Lau	Janet Dally
NexMed, Inc.	Noonan Russo	Montridge, LLC
(609) 208-9688, ext: 159	(212) 845-4272	(203) 894-8038
dcarty@nexmed.com	wendy.lau1@euroscg.com	jdally@montridgellc.com

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